Exhibit 1.4

                                [GRAPHIC OMITTED]


December 28, 2004


UTIX Group, Inc.
170 Cambridge Street
Burlington, MA 01803
Attn:  Anthony Roth, President

Gentlemen:

Reference is made to the letter agreement, dated August 9, 2004 (the "ENGAGEMENT LETTER") between Utix Group, Inc., a Delaware corporation (the "COMPANY") to engage SD Partners, LLC ("SD"). Unless otherwise defined herein, all capitalized terms used in this letter shall have the same meaning as is set forth in the Engagement Letter.

Each of the Company and SD do hereby mutually agree to terminate the Engagement Letter and all transactions contemplated thereby, effective as of November 30, 2004; provided, that in connection with such termination, each of the Company and SD do hereby covenant and agree, as follows:

      1. The Company shall issue and sell to SD, for $1,125, a total of 1,125,000 shares of the Company's Common Stock, and shall deliver to SD, against payment of $1,125, a certificate for 1,125,000 shares of Common Stock registered in the name of SD or its nominees (the "SD COMMON STOCK") within three (3) Business Days from the date of execution of this letter by SD.

      2. The Company shall issue additional five year warrants (the "SD WARRANTS") entitling SD to purchase up to 1,125,000 shares of Common Stock at an exercise price of $0.48 per share. The SD Warrant shall contain "cashless exercise" provisions, shall be immediately exercisable by the holders, and shall be substantially identical to the "Additional Warrants" purchased by certain Purchasers pursuant to the Amended and Restated Securities Purchase Agreement, dated as of November 30, 2004 between the Company and such Purchasers.

      3. The shares of SD Common Stock and the Common Stock underlying the SD Warrants shall be registered by the Company for potential future issuance in the Form SB-2 registration statement (other than its Form SB-2 registration statement declared effective September 8, 2004) that the Company shall file with the Securities and Exchange Commission on or before January 15, 2005, for the benefit of other selling security holders.

      4. The Company shall pay to SD a termination fee of $125,000, receipt of which is hereby acknowledged by SD.

      5. Except as contemplated by the terms hereof or as required by applicable law, regulation or legal process, SD shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party without the Company's consent, other than to such of its employees and advisors as SD determines have a


30 Rosalind Place           Lawrence, NY  11559                Tel: 516 371 9579

                                [GRAPHIC OMITTED]


need to know. The Company agrees that any information or advice rendered by SD or its representatives in connection with this Agreement is solely for the confidential use of the Company and, except as otherwise required by applicable law, regulation or legal process, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without SD's prior written consent.

      6. This agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby expressly and irrevocably agree and consent that any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby may be instituted in any state or federal court sitting in the State of New York and, by execution of this Agreement, the parties expressly waive any objection which they may have now or hereafter to the venue or jurisdiction of any such action, suit or proceeding and irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding. The Company and SD agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever.

      7. This agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, including, without limitation, the Engagement Agreement, which is hereby terminated in its entirety. This agreement
(a) may not be amended or modified except in writing executed by the Company and SD, (b) shall be binding upon and inure to the benefit of the Company and SD, and their respective successors and assigns and (c) may be executed in two or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.


Very truly yours,

SD PARTNERS, LLC                                     UTIX GROUP, INC.

Date:                                                Date:
      -------------------                                  -------------------
By:                                                  By:
    ---------------------                                 --------------------
                                                              President and CEO



30 Rosalind Place           Lawrence, NY  11559                Tel: 516 371 9579